EXHIBIT C

REQUIRED SHAREHOLDER ACTIONS PURSUANT TO SECTION 1.4(b)

1.	To change the name of the Company to, “Praxsyn Corporation.”

2.	To increase the number of authorized shares of Common Stock to number of shares sufficient to provide for the conversion, if demanded, of all authorized shares of preferred stock, all outstanding warrants, options and convertible debenture, if any.

3.	To authorize the Board of Directors to designate, from the already authorized ten million (10,000,000) shares of preferred stock, classes of stock with whatsoever rights and preferences as the board of directors may so choose, including voting and super-majority voting privileges.

4.	To amend the articles so that actions which, by the terms of the Illinois Business Corporation Act of 1983, would normally require a two-thirds (2/3) majority vote of the shareholders to pass shall only require a simple majority.